As filed with the Securities and Exchange Commission on May 5, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER THE

SECURITIES ACT OF 1933

KANSAS CITY SOUTHERN

(Exact name of registrant as specified in its charter)

Delaware	44-0663509
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

427 West 12th Street

Kansas City, Missouri 64105

(Address of Principal Executive Offices, including Zip Code)

Kansas City Southern 2017 Equity Incentive Plan

(Full title of the plan)

Adam Godderz

Kansas City Southern

427 West 12th Street Kansas City, MO 64105

(Name and address of agent for service)

(816) 983-1360

(Telephone number, including area code, of agent for service)

PLEASE SEND COPIES OF COMMUNICATIONS TO:

James M. Ash, Esq.

Husch Blackwell LLP

4801 Main Street, Suite 1000

Kansas City, Missouri 64112

(816) 983-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer” “accelerated filer” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Emerging Growth Company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common Stock, par value $0.01 per share	3,750,000 shares	$89.69	$336,337,500	$38,981.52

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.
(2)	Estimated pursuant to Rule 457(h)(1) under the Securities Act solely for the purposes of calculating the registration fee, based on the average of the high and low prices of a share of Common Stock of Kansas City Southern reports for trading on the New York Stock Exchange on May 2, 2017.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.	PLAN INFORMATION.*

ITEM 2.	REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.*

*	The documents containing the information specified in “Item 1. Plan Information” and “Item 2. Registrant Information and Employee Plan Annual Information” of Form S-8 will be sent or given to participants in the Kansas City Southern 2017 Equity Incentive Plan, as specified by Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents, filed with the Securities and Exchange Commission (the “SEC”) by the Registrant are incorporated herein by reference:

•	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed on January 27, 2017;

•	The Registrant’s Current Reports on Form 8-K filed on February 24, 2017, March 16, 2017, and April 20, 2017;

•	The Registrant’s Quarterly Report on Form 10-Q filed on April 21, 2017;

•	All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since December 31, 2016, except for information furnished under Current Reports on Form 8-K, which is not deemed filed and not incorporated herein by reference; and

Any document which we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a Post-Effective Amendment to this Registration Statement indicating that all securities offered under the Registration Statement have been sold, or deregistering all securities then remaining unsold (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules), are also incorporated herein by reference and shall be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.	DESCRIPTION OF SECURITIES.

Common Stock

Under the Registrant’s Restated Certificate of Incorporation, it is authorized to issue 400,000,000 shares of common stock, par value $0.01 per share. As of April 30, 2017, 123,352,185 shares of common stock were issued and outstanding. The Registrant’s common stock is listed on the New York Stock Exchange.

Holders of common stock are entitled to receive dividends when, as and if declared by the Registrant’s Board of Directors out of funds legally available for the payment of dividends, provided that, if any shares of New Series Preferred Stock or 4% Preferred Stock are outstanding, no dividends or other distributions may be made with respect to the common stock unless full required dividends on the shares of New Series Preferred Stock and 4% Preferred Stock have been paid, including accumulated dividends in the case of any series of New Series Preferred Stock designated to receive cumulative dividends. The agreements governing the Registrant’s term loans, revolving credit facility and debt securities impose certain limitations on its ability to pay cash dividends on the Registrant’s common stock.

Holders of common stock are entitled to one vote per share multiplied by the number of directors to be elected in an election of directors, which may be cast cumulatively, and to one vote per share on any other matter, voting as a single class. In the event of the voluntary or involuntary dissolution, liquidation or winding up of the Registrant, holders of common stock are entitled to receive pro rata, after satisfaction in full of the prior rights of creditors (including holders of the Registrant’s indebtedness) and holders of any New Series Preferred Stock and 4% Preferred Stock, all remaining assets available for distribution. The issuance of additional shares of New Series Preferred Stock or 4% Preferred Stock may result in a dilution in the voting power and relative equity interests of the holders of common stock and would subject the common stock to the prior dividend and liquidation rights of the additional New Series Preferred Stock and 4% Preferred Stock issued. The common stock is not redeemable and has no preemptive rights.

Certain Anti-takeover Effects

General. Certain provisions of the Registrant’s Restated Certificate of Incorporation and Bylaws and the Delaware General Corporation Law (the “DGCL”) could make it more difficult to consummate an acquisition of control of the Registrant by means of a tender offer, a proxy fight, open market purchases or otherwise in a transaction not approved by the Registrant’s Board of Directors. The provisions described below may reduce the Registrant’s vulnerability to an unsolicited proposal for the restructuring or sale of all or substantially all of its assets or an unsolicited takeover attempt which is unfair to its stockholders. The summary of the provisions set forth below does not purport to be complete and is qualified in its entirety by reference to the Registrant’s Restated Certificate of Incorporation and Bylaws and the DGCL.

Business Combinations. Section 203 of the DGCL restricts a wide range of transactions (“business combinations”) between a corporation and an interested stockholder. An “interested stockholder” is, generally, any person who beneficially owns, directly or indirectly, 15% or more of the corporation’s outstanding voting stock. Business combinations are broadly defined to include (i) mergers or consolidations with, (ii) sales or other dispositions of more than 10% of the corporation’s assets to, (iii) certain transactions resulting in the issuance or transfer of any stock of the corporation or any subsidiary to, (iv) certain transactions resulting in an increase in the proportionate share of stock of the corporation or any subsidiary owned by, or (v) receipt of the benefit (other than proportionately as a stockholder) of any loans, advances or other financial benefits by, an interested stockholder. Section 203 provides that an interested stockholder may not engage in a business combination with the corporation for a period of three years from the time of becoming an interested stockholder unless (a) the Board of Directors approved either the business combination or the transaction which resulted in the person becoming an interested stockholder prior to the time that person became an interested stockholder; (b) upon consummation of the transaction which resulted in the person becoming an interested stockholder, that person owned at least 85% of the corporation’s voting stock (excluding, for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, shares owned by persons who are directors and also officers and shares owned by certain employee stock plans); or (c) the business combination is approved by the Board of Directors and authorized by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder. The restrictions on business combinations with interested stockholders contained in Section 203 of the DGCL do not apply to a corporation whose certificate of incorporation or bylaws contains a provision expressly electing not to be governed by the statute; however, neither the Registrant’s Restated Certificate of Incorporation nor its Bylaws contains a provision electing to “opt-out” of Section 203.

Special Meetings. Pursuant to the DGCL, a special meeting of stockholders may be called by the Board of Directors or by any other person authorized to do so in the charter or the bylaws. The Registrant’s Restated Certificate of Incorporation and Bylaws provides that special meetings of stockholders may only be called by the Board of Directors, the Chairman of the Board of Directors, the Chief Executive Officer of the Registrant, or by the Secretary at the written request in proper form of one or more stockholders of record who have continuously held for at least one year prior to the date such request is delivered to the Secretary a “net long position” (as defined in the Bylaws) in shares of common stock of the Registrant representing in the aggregate at least twenty five percent (25%) of the outstanding shares of common stock of the Registrant.

Additional Authorized Shares of Capital Stock. The additional shares of authorized common stock and preferred stock available for issuance under the Registrant’s Restated Certificate of Incorporation could be issued at such times, under such circumstances and with such terms and conditions as to impede a change in control.

Advance Notice Requirements. The Registrant’s Bylaws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or other business to be brought before meetings of the stockholders. These procedures provide that notice of stockholder proposals of these kinds must be timely given in writing to the Secretary of the Registrant before the meeting at which the action is to be taken. Generally, to be timely, notice of stockholder proposals must be received at the principal executive offices of the Registrant not less than 60 nor more than 90 days before the one-year anniversary of the previous year’s annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or if the date of the annual meeting is advanced by more than 30 days prior to or delayed more than 60 days after the one-year anniversary of the previous year’s annual meeting, then, for notice by the stockholder to be timely, it must be received by the Secretary of the Corporation not earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of (i) the 60th day prior to such annual meeting or (ii) the tenth day following the day on which a Public Announcement (as defined in the Bylaws) of the date of such annual meeting is first made. The notice must contain certain information specified in the Bylaws.

No Written Consent of Stockholders. The Registrant’s Restated Certificate of Incorporation requires all stockholder actions to be taken by a vote of the stockholders at an annual or special meeting, and does not permit the stockholders to act by written consent without a meeting.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145(a) of the “DGCL” provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such person’s conduct was illegal. Section 145(b) of the DGCL provides that a Delaware corporation may indemnify officers, directors, employees and agents in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Under Section 145(c) of the DGCL, where an officer, director, employee or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify such person against the expenses (including attorney’s fees) which he or she actually and reasonably incurred.

Section 145(g) of the DGCL provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of the DGCL.

Article 16 of the restated certificate of incorporation of the Registrant provides that, to the fullest extent permitted by the DGCL, no director of the Registrant shall be liable to the Registrant or its stockholders for money damages for breach of fiduciary duty as a director.

Article X of the Bylaws of the Registrant, as amended and restated, provides that each person who at any time is, or shall have been, a director, officer or employee of the Registrant, and is threatened to be or is made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is, or was, a director, officer or employee of the Registrant, or served at the request of the Registrant as a director, officer, employee or trustee of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified against expense (including attorneys’ fees), judgment, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any such action, suit or proceeding to the full extent provided under Section 145 of the DGCL. Article X of the Registrant’s Bylaws further provides that the right to indemnification conferred on directors and officers thereunder shall include the right to have the Registrant pay the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that if the DGCL so requires, the payment of such expenses incurred shall be made only upon delivery to the Registrant of an undertaking by or on behalf of such director or officer to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such director or officer is not entitled to be indemnified under the Registrant’s Bylaws.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.	EXHIBITS.

The exhibits are listed in the Exhibit Index of this Registration Statement, which Exhibit Index is incorporated by reference herein.

ITEM 9.	UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant, Kansas City Southern, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on the 4th day of May, 2017.

KANSAS CITY SOUTHERN

By:	/s/ Patrick J. Ottensmeyer
Patrick J. Ottensmeyer President, Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Patrick J. Ottensmeyer his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Patrick J. Ottensmeyer Patrick J. Ottensmeyer	President, Chief Executive Officer and Director (Principal Executive Officer)	May 4, 2017

/s/ Michael W. Upchurch Michael W. Upchurch	Chief Financial Officer (Principal Financial Officer)	May 4, 2017

/s/ Mary K. Stadler Mary K. Stadler	Chief Accounting Officer and Senior Vice President (Principal Accounting Officer)	May 4, 2017

/s/ Lu M. Córdova Lu M. Córdova	Director	May 4, 2017

/s/ Robert J. Druten Robert J. Druten	Director	May 4, 2017

/s/ Terrence P. Dunn Terrence P. Dunn	Director	May 4, 2017

/s/ Antonio O. Garza, Jr. Antonio O. Garza, Jr.	Director	May 4, 2017

/s/ Thomas A. McDonnell Thomas A. McDonnell	Director	May 4, 2017

/s/ David Garza-Santos David Garza-Santos	Director	May 4, 2017

/s/ Rodney E. Slater Rodney E. Slater	Director	May 4, 2017

EXHIBIT INDEX

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of Kansas City Southern, filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed on May 7, 2012 (File No. 1-4717), is incorporated herein by reference as Exhibit 4.1.

4.1.1	Amendments to the Kansas City Southern Amended and Restated Certificate of Incorporation, filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on May 5, 2014 (File No. 1-4717), is incorporated herein by reference as Exhibit 4.1.1.

4.2	Kansas City Southern Bylaws, amended and restated as of May 6, 2016, filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on May 10, 2016 (File No. 1-4717), is incorporated herein by reference as Exhibit 4.2.

5.1*	Legal Opinion of Husch Blackwell LLP

10.1	Kansas City Southern 2017 Equity Incentive Plan, filed as Appendix A to the Registrant’s 2017 Proxy Statement filed on April 4, 2017 is incorporated herein by reference as Exhibit 10.1.

23.1*	Consent of Husch Blackwell LLP (included in Exhibit 5.1)

23.2*	Consent of KPMG LLP

24.1*	Powers of Attorney (included in signature page of this Registration Statement)

*	Filed herewith.